Exhibit 10.2

OPTEX SYSTEMS HOLDINGS, INC.

RESTRICTED STOCK UNIT (RSU) AGREEMENT

as of June 15, 2016

The parties to this Restricted Stock Unit (RSU) Agreement (this “Agreement”) are Optex Systems Holdings, Inc., a Delaware corporation, having its principal place of business in Richardson, TX (the “Company”) and Danny Schoening, an Officer of the Company (the “Participant”).

The Company desires to have the Participant to continue to serve as an Officer of the Company and to provide the Participant with an incentive to put forth maximum effort for the success of the business.

The Company has adopted the 2016 Restricted Stock Unit Plan (the “Plan”) to attract qualified personnel to accept and to continue to hold positions as employees with the Company. Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings given to such terms in the Plan.

This Agreement sets forth the terms and conditions applicable to Restricted Stock Units to purchase shares of the Common Stock of the Company (the “Common Stock”), awarded to the Participant under the Plan as of the date first above written (the “Award Date”).

Accordingly, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Award of Restricted Stock Units

1.1           Subject to the terms and conditions of this Agreement and the Plan, the Company hereby awards to the Participant as of the Award Date 150,000 Restricted Stock Units.

ARTICLE II

Vesting, Settlement and Tax Withholding

2.1           Unless sooner vested or terminated pursuant to this Agreement and the Plan, the Restricted Stock Units awarded to the Participant hereunder shall vest in accordance with the following schedule:

DATE ON AND AFTER WHICH RSU IS VESTED	Portion Vested

January 1, 2017	34%
January 1, 2018	33%
January 1, 2019	33%

2.3           The Company, subject to Committee approval, shall have the right to vest the Restricted Stock Units, in whole or in part, prior to the time the Restricted Stock Units would otherwise vest under the terms of this Agreement in accordance with the 2016 Restricted Stock Unit Plan.

2.4           Restricted Stock Units (if not previously cancelled) will be automatically settled and distributed, in accordance with the applicable vesting schedule within 30 calendar days of vesting. The period from the date of the Award through the date of settlement is referred to as the "Deferral Period." The Committee may permit the participant to elect to further defer settlement (thereby extending the Deferral Period), subject to such terms and conditions as the Committee may specify. In addition, unless otherwise determined by the Committee, if the Committee reasonably determines that any settlement of Restricted Stock Units would result in payment of compensation to a participant which is not deductible by the Company under Code Section 162(m), such settlement shall be automatically deferred to the extent necessary to avoid payment of such non-deductible compensation, with this automatic deferral of each Restricted Stock Unit continuing only until such date as settlement can be effected without loss of deductibility by the Company under Section 162(m).

2.5           All shares of Common Stock received upon vesting and distribution shall be restricted from resale under Section 4(2) of the Securities Act of 1933 and Rule 144 promulgated thereunder and shall bear an appropriate legend to that effect.

2.6           The total value of the vested shares is taxable as ordinary income for the calendar vesting year. The Company shall notify the Participant of the amount of withholding tax or other tax, that must be paid under federal and, where applicable, state and local law in connection with the vesting of the Restricted Stock Units and distribution of shares. For purposes of federal income tax withholding, the computation will be based on the supplemental federal income tax rate of 25% plus the FICA tax rate of 7.65%. The taxes on the vested shares are calculated based on the Fair Market Value (FMV) of the vested shares (calculated based on the current market price of the vested shares as of the vesting date multiplied by the vested share quantity). The FMV is then multiplied against the federal tax withholding rate of 32.65%. The Participant shall meet his or her withholding requirement (i) by the Company's withholding of shares of Common Stock issuable or deliverable hereunder “net share holdback” to satisfy the participants tax withholding requirement, or (ii) by direct payment to the Company by check or cash in the amount of any taxes required to be withheld with respect to such vested shares. If the participant chooses to make a payment, the participant should advise the company of his selected method in writing no later than seven (7) days subsequent to the vesting date. Absent written notification of the participant’s intent to pay by check or cash, the Company shall satisfy the withholding requirement using the “net share holdback” whereby the calculated tax liability from above is divided by the vested date current market price to determine the number of shares to be ‘held back’ to cover the federal tax liability. The remaining shares, net of the tax liability shares, are delivered to the participant.

ARTICLE III

Termination of Employment

In the event of a participant's Termination of Employment the following provisions shall apply.

3.1           Death, Permanent Disability or Retirement. In the event of a participant's Termination of Employment due to death, permanent disability or retirement after attainment of age 65, Restricted Stock Units Awards that would otherwise have vested by the 90th day subsequent to the termination date, shall become fully vested at the date of such Termination of Employment, and the Deferral Period applicable to such Restricted Stock Units shall end and such units shall be settled in full by delivery of shares as promptly as practicable following such Termination of Employment. Any portion of the participant's unvested Restricted Stock Units which have a vesting date beyond 90 days from the date of such Termination of Employment shall not vest and shall be immediately cancelled for no value.

3.2           Termination of Employment Other than Death, Permanent Disability or Retirement. For purposes of this Agreement: "Termination of Employment" means the event by which participant ceases to be employed by the Company or any subsidiary of the Company and, immediately thereafter, is not employed by or providing substantial services to any of the Company or a subsidiary of the Company. Neither (i) a transfer of an employee from the Company to a subsidiary or other affiliate of the Company to another, nor (ii) a duly authorized leave of absence, shall be deemed a Termination of Employment.

3.2.1           Involuntary Termination of Employment – Officers. Involuntary Termination will be deemed to occur upon (i) the Officers involuntary dismissal or discharge by the Committee, the Company or its subsidiaries or their successors for reasons other than cause or (ii) such Officers voluntary resignation following (i) a reduction in his or her level of compensation (including base salary, fringe benefits and any corporate-performance based bonus or incentive programs) by more than ten percent or (ii) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such reduction or relocation is effected by the Company or its subsidiaries or their successor without the Officers written consent.

In the event of the involuntary termination of an Officer (Participant) all unvested Restricted Stock Units shall become fully vested at the date of such Termination of Employment, and the Deferral Period applicable to all Restricted Stock Units shall end and such units shall be settled in full by delivery of shares, net of any shares withheld to satisfy the officer’s tax requirement, as promptly as practicable following such Termination of Employment.

3.2.2           Other Termination of Employment. In the event of the termination of employment of the Participant by the Participant or the Company and its subsidiaries for any reason whatsoever other than death, permanent disability or retirement (as defined in Section 3.1), or involuntary termination of an officer (as defined in Section 3.2.1) any Restricted Stock Units that were not vested prior to the date of such termination of employment shall not vest and shall be immediately cancelled for no value. Any vested but undistributed Restricted Stock Unit Shares will be distributed as promptly as practicable, net of any shares withheld to satisfy the employee’s tax requirement.

ARTICLE IV

Miscellaneous

4.1           The number and kind of shares subject to outstanding Restricted Stock Units and the Restricted Stock Unit price for such shares shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Restricted Stock Units in accordance with the 2016 Restricted Stock Unit Plan.

4.2           In the event of a Change in Control of the Company, as defined by the 2016 Restricted Stock Unit Plan, the Committee shall provide that one of the following actions, at the Committees discretion, shall be taken as a result, or in anticipation, of any such event to assure fair and equitable treatment of participants:

(i)	acceleration of vesting of the Restricted Stock Units and/or acceleration of the termination of the Deferral Period and settlement of Restricted Stock Units under the Plan;

(ii)	offer to purchase any outstanding Restricted Stock Units under the Plan from the participant or the Trustee for the award's equivalent cash value, as determined by the Committee, as of the date of the Change in Control or another specified date; or

(iii)	make adjustments or modifications, such as providing for the assumption of the Restricted Stock Units by an acquirer and conversion of the underlying Common Stock to securities of the acquirer, as the Committee deems appropriate to maintain and protect the rights and interests of the participants following such Change in Control.

Any such action approved by the Committee shall be conclusive and binding on the Company, its subsidiaries and all participants.

4.3           The Board of Directors may amend, suspend or terminate the Plan or the Committee's authority to grant Awards under the 2016 Restricted Stock Unit Plan without the consent of participants; provided, however, that, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of such participant under this outstanding Award. The Committee may amend this outstanding Award without the consent of the affected participant; provided, however, that, without such consent, no such action may materially and adversely affect the rights of such participant under any outstanding Award. For purposes of this Section, accelerated settlement of an Award shall not be considered a materially adverse effect on the rights of a participant, regardless of the tax consequences to such participant.

4.4           The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of shares or payment of other benefits under any Award until completion of registration or qualification of the Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

4.5           Neither the Plan nor any action taken hereunder shall be construed as (i) giving any eligible employee or participant the right to continue in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate such eligible employee's or participant's employment or service at any time, (iii) giving an eligible employee or participant any claim to be granted any Award under the Plan or to be treated uniformly with other participants and employees, or (iv) conferring on a participant any of the rights of a stockholder of the Company unless and until the participant is duly issued or transferred shares of Common Stock in accordance with the terms of an Award. Except as expressly provided in the Plan and an Award agreement, neither the Plan nor any Award agreement shall confer on any person other than the Company and the participant any rights or remedies thereunder.

4.6           A Participant shall have no rights as a shareholder with respect to Common Stock covered by a Restricted Stock Units Award until the Common Shares have been vested and issued in settlement, pursuant to the Award agreement and applicable deferral period. No participant shall have voting rights, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such common stock for which the record date is prior to the date on which the Participant shall have become the holder of record of any such shares covered by the Award agreement; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 4.1 and the 2016 Restricted Stock Unit Plan.

4.7           No amounts of income received by the Participant pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its subsidiaries, unless otherwise provided in such plan.

4.8           Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the CEO of Company at its headquarters in Richardson, TX and all notices or communications by the Company to Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s home address as reflected in the Company’s records.

4.9           This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and performed wholly within the State of Delaware (regardless of the laws that might otherwise govern under applicable conflicts of laws principles).

4.10         As used in this Agreement, unless the context otherwise requires (i) references to “Articles” or “Sections” are to articles or sections of this Agreement, (ii) “hereof”, “hereunder”, “hereunder” and comparable tends refer to this Agreement in its entirety and not to any particular part of this Agreement, (iii) references to any gender include references to all genders, (iv) “including” means including without limitation, and (v) headings of the various articles and sections are for convenience of reference only.

4.11        This Agreement and the 2016 Restricted Stock Unit Plan (the terms of which are incorporated by reference herein) sets forth a complete understanding between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings with respect thereto. Except as expressly set forth in this Agreement, the Company makes no representations, warranties or covenants to the Participant with respect to this Agreement or its subject matter, including with respect to (i) the current or future value of the shares subject to the Restricted Stock Units and (ii) whether the Restricted Stock Unit value is equal to less than or greater than the fair market value of a share of Common Stock. Any modification, amendment or waiver of this Agreement will be effective only if it is in writing signed by the Company and the Participant. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of that or any other provision of this Agreement.

By the Participant’s signature and the signature of the Company’s representative below, the Participant and the Company agree that this Grant is awarded under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement. The Participant has reviewed the 2016 Restricted Stock Unit Plan and this Restricted Stock Unit Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Unit Agreement and fully understands all provisions of the Plan and this Restricted Stock Unit Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Restricted Stock Unit Agreement. The Participant further agrees to notify the Company upon any change in the Participant’s residence address.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPTEX SYSTEMS HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT:

Name:

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